EXHIBIT 10.11

                                LICENSE AGREEMENT


         This Agreement ("Agreement") is effective as of September 24, 1990, by and between CarboMedics, Inc., a Texas corporation with a place of business at 1300-B East Anderson Lane, Austin, Texas 78752 ("Licensor") and Helix BioCore, Inc., 3905 Annapolis Lane, Minneapolis, Minnesota 55447 ("Licensee").

         WHEREAS Licensor has been instrumental in the development of a cardiac valve prosthesis and

         WHEREAS Licensee desires to license the cardiac valve prosthesis and Licensor is willing to grant a license upon the terms and conditions contained in this Agreement and

         WHEREAS Licensor and Licensee have entered into a supply contract (the "Supply Contract"), development agreement (the "Development Agreement") and option agreement all of even date herewith,

         NOW, THEREFORE, in consideration of the premises and the faithful performance of the mutual covenants and obligations contained in this Agreement, the parties agree as follows:

Article I.  Definitions

1.1 "Licensed Product" means a specific configuration of a bileaflet heart valve prosthesis embodying at least one of the claims of U.S.P.N. 4,692,165 (hereinafter called the "Patent") and having substantially flat leaflets and opposed pivot posts on an interior surface of an annular body of said heart valve, said pivot posts comprising spherical surface portions, each pivot post being receivable in a notch in a leaflet or constituent parts for such a bileaflet heart valve prosthesis. The Licensed Product will comprise leaflets as shown in Fig. 17 of the Patent and pivots as shown in Fig. 25 of the Patent.

1.2 CMI currently is the holder of U.S.P.N. 4,822,353 dated April 1, 1989 which utilizes some corresponding figure attachments used in U.S.P.N. 4,692,165. Licensee has no rights or claims to U.S.P.N. 4,822,353.

Article II. License Grant

2.1 In consideration of entering the Supply Contract and purchasing the Components (as defined in the Supply Agreement) required by the Supply Agreement, Licensor hereby grants to Licensee during the term of this Agreement the exclusive worldwide right and license to use and sell the Licensed Product and the right to assemble Components for the Licensed Product and sterilize and package the Licensed Product. This License does not include the right to sublicense or, except as provided in Section 2.3 below, the right to make or have made the Components for the Licensed Product. Nor does it include any inventions, patents, know-how, information, trade secrets, innovations and enhancements which the Licensor may have or acquire relating to the Licensed Product which is not disclosed in the Patent.

2.2 Licensee will use its best efforts to obtain all approvals necessary for marketing of the Licensed Product.

2.3 If Licensor or its successors or assigns should be unable or unwilling to manufacture Components for Licensee under the Supply Contract and Licensee and its successors and assigns are not in breach of any provisions of the Supply Contract, then Licensee will have the right and license to make or have made Licensed Product. Notwithstanding the foregoing, if the failure of Licensor to supply Components under the Supply Contract is the result of force majeure and within 18 months after the force majeure event Licensor is again able to supply all of Licensee's needs under the Supply Contract, then the license granted under this Section 2.3 will automatically terminate.

Article III.  Assistance by Licensor

3.1 Licensee will actively pursue and be responsible for submitting IDE, 510(K) or PMA applications to the FDA and seeking such other regulatory approvals as are necessary to bring the Licensed Product to domestic and foreign markets for sale. Licensor agrees to use its best efforts to assist Licensee in responding to any questions which the FDA or other applicable regulatory agency may have regarding the manufacture of the Components for the Licensed Product.

3.2 Licensee covenants and agrees that during the term of this Agreement it will use its best efforts to sell and market the Licensed Product. In furtherance of its best efforts commitment set forth above, Licensee agrees to conduct all material, performance, and histological tests and studies reasonably required to support the development and sale of the Licensed Product, including an application for pre-market approval from the U.S. F.D.A. Licensee agrees to meet such standards in developing, manufacturing, and marketing the Licensed Product as are reasonable and customary in the industry.

Article IV.  Patents

4.1 In the event Licensor wishes to discontinue the maintenance of the Patent on the Licensed Product, timely notice will be given to Licensee and Licensee will have the right to continue such maintenance at its own expense.

Article V.  Term and Termination

5.1 The term of this Agreement will commence on the date first hereinabove set forth and continue until the expiration of the fifth Contract Year as defined in the Supply Agreement unless Licensee fails to meet the minimum purchase requirements for any year as set out in the Supply Agreement in which event Licensor will have the option, immediately upon notice, to terminate this entire Agreement or to terminate that portion of this Agreement which gives Licensee exclusive rights in and to the Licensed Product. Upon expiration or rightful termination of this Agreement by Licensee, Licensee will have a paid-up, exclusive license in and to the Licensed Product.

5.2 In the event that either party breaches any of the terms of this Agreement, (except failure to meet minimum purchases which will be governed by section 5.1 above) the non-breaching party will notify the other party in writing of the nature of the breach. The breaching party will have 3 months from the date of such notice to correct such breach. Upon failure to correct the breach within said 3-month period, the non-breaching party will have the option to terminate the Agreement by written notice of termination to the breaching party.

5.3 Should Licensee discontinue the development program or, after initial commercialization, the sale of the Licensed Product, or fail to submit an IDE application to the U.S. F.D.A. within three Contract Years as defined in the Supply Agreement, Licensor may terminate this Agreement by giving Licensee 30 days written notice.

Article VI.  Infringement Claims

         Should any action be commenced against Licensor or Licensee which alleges that the Licensed Product infringes the claims of any Letters Patent or that the patent on the Licensed Product is invalid, the Licensee will have the right but not obligation, to defend and settle such action. If Licensee fails or refuses to defend or settle such action, then Licensor will have the right to defend or settle it. The party not defending or settling such action will cooperate with the other party in any manner reasonably requested for such defense and/or settlement, at the expense of the party defending or settling such action.

Article VII.  Third Party Infringement

         Should any Letters Patent licensed hereunder be infringed by a third party by virtue of a product substantially similar to the Licensed Product, the Licensee will have the right but not the obligation to prosecute any such action at its own expense and retain any money collected through such action. Notwithstanding the foregoing Licensor will have the right to prosecute an action at its own expense if Licensee fails or refuses to do so or if some product other than one substantially similar to the Licensed Product should infringe the Patent and retain any money collected from such action.

Article VIII.  Indemnification

         Licensee agrees to be solely responsible for and to defend and indemnify Licensor and to hold it harmless from any and all demands, claims, causes of action, or damages including attorneys fees and expenses, arising out of, resulting from or related to the design, manufacture, sale, distribution, implantation or use of Licensed Product, regardless of whether the damages are caused in whole or in part by the negligence of Licensor. It is the express intention of the parties hereto, both Licensor and Licensee, that the indemnity obligations and liabilities assumed by Licensee in this paragraph be without monetary limit and without regard to causes thereof including but not limited to any failure to warn, strict liability, or the negligence of Licensor its officers, agents or employees, whether the negligence be sole, point, or concurrent, active or passive. This indemnity will survive expiration or termination of this Agreement and will be applicable to all claims regardless of the legal theory on which they are based including, but not limited to, claims of Licensor's negligence, breach of warranty, strict liability, and violation of statute or government regulations, but excluding claims that the Licensed Product infringes the patent of another.

Article IX.  Notices

9.1 Any notice or communication to be given under this Agreement will be sent certified mail, postage prepaid to the following addresses:

          Licensor:                 CarboMedics, Inc.
                                    1300-B East Anderson Lane
                                    Austin, Texas 78752
                                    Attention: President

          With a copy to:           Intermedics, Inc.
                                    Post Office Box 4000
                                    Angleton, Texas 77515-4000
                                    Attention: General Counsel

          Licensee:                 Helix BioCore, Inc.
                                    3905 Annapolis Lane
                                    Minneapolis, Minnesota 55447
                                    Attention: President

9.2 Each party will have the right to change its address upon written notice of its new address to the other party.

Article X.  Miscellaneous

10.1 Neither Licensee nor Licensor will assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, either party may freely assign this Agreement to any entity controlling, controlled by or under common control with that party or succeeding to the entire business of that party.

10.2 This Agreement, together with the Development, Supply and Option Agreements, contains the entire agreement between the parties with respect to the subject matter. No waiver, alteration or modification of any of the provisions hereof will be binding unless in writing and signed by the parties hereto. No waiver will be implied or continuing.

10.3 Nothing in this Agreement will be deemed or construed to constitute or create between the parties a partnership, joint venture or agency.

10.4 This Agreement will be governed by the laws of the State of Texas.

10.5 Should any provision of this Agreement be rendered unlawful or invalid because of any existing or subsequently enacted law or by a decree or order of a court of last resort, the remaining provisions will continue in full force and effect.

10.6 Licensee will cause all packages containing Licensed Product to be marked with the legend, "Mfd. under Lic. U.S. Pat. 4,692,165."

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first hereinabove set forth.

LICENSOR:                              LICENSEE:

CARBOMEDICS, INC.                      HELIX BIOCORE, INC.


By: /S/ Terry Marlatt                  By: /S/ M.A. Villafana
    Terry Marlatt, President
                                       Title: CEO

                                       Printed Name: M.A. Villafana